Exhibit 99.3

515 North State Street Suite 2225 Chicago, Illinois 60654 312.595.9123 • FAX: 312-595.9122 www.femalehealth.com

Confidential

Memorandum

To:	FHC Operations Team

From:	O.B. Parrish

Date:	April 5, 2016

RE:	The Female Health Company and Aspen Park Pharmaceuticals merger transaction.

The Female Health Company and Aspen Park Pharmaceuticals plan to enter into a merger transaction where FHC will reincorporate as a new public Delaware Company (NewCo) and Aspen Park will become a wholly owned subsidiary of NewCo. Current FHC shareholders and Aspen Park shareholders are expected to own approximately 55% and 45%, respectively, of the outstanding shares of NewCo. Approval by a two-thirds vote of FHC shareholders is required. A Proxy Statement will be submitted to shareholders in connection with their approval of the transaction. It is estimated that the transaction will be completed in the fourth quarter of fiscal 2016.

Aspen Park is a privately held therapeutics company focused on the development and commercialization of pharmaceutical and consumer health products for both men’s and women’s health, diseases and oncology. It has a multi-product portfolio of attractive products at different stages of development, for female and male indications.

The Combined Company

The plan is to establish both a Men’s Health Division and a Women’s Health Division offering pharmaceuticals as well as consumer health products.

The Men’s Health Division will include:

•	APP-111, a novel, new chemical entity (NCE), being developed as a first-in-class oral chemotherapeutic agent that targets tubulin in men with advanced prostate cancer, U.S. market is estimated to be $5 billion annually.

•	Tamsulosin DRS, a novel oral formulation for men with benign prostatic hyperplasia (BPH) and swallowing difficulties. U.S. market for alpha blockers for BPH is estimated to be $4.5 billion annually per IMS. 505(b)(2) product candidate. Plan to file FDA new drug application (NDA) in 2017.

•	APP-112, NCE, oral drug being developed for treatment of acute gout flares that has the potential to have a better safety profile than the currently used colchicine. U.S. market is estimated to be $725 million annually.

•	MSS-722, being developed as the first oral agent for the treatment of idiopathic male infertility. Orphan drug status pending. U.S. market is estimated to be $700 million annually. 505(b)(2) product candidate.

•	APP-944, an oral drug being developed for the treatment of hot flashes caused by prostate cancer hormone therapies. U.S. market is estimated to be $600 million annually. 505(b)(2) product candidate.

•	PREBOOST™, OTC medicated individual wipes for reducing the incidence of premature ejaculation. U.S. premature ejaculation market is estimated to be $500 million annually per IMS. FDA OTC drug monograph compliant. Plan to launch product in Q4 of fiscal 2016.

•	Sexual health vitamin and mineral supplement. Already formulated but not yet launched.

The Women’s Health Division will include:

•	APP-111, a novel, NCE, being developed also as a first-in-class oral anti-tubulin targeting chemotherapy for women with advanced breast or ovarian cancer.

•	FC2 Female Condom® (FC2), the only currently available female condom that is FDA approved and cleared by the World Health Organization (WHO) and under a women’s control. FC2 provides dual protection against unintended pregnancy and sexually transmitted infections (STIs), including HIV/AIDS and the Zika virus. The product generated approximately $33 million of net revenues in fiscal 2015.

•	Female sexual health lubricating and warming gel with niacin to enhance sexual activity. Already formulated but FDA 510(k) approval needed.

•	Sexual health vitamin and mineral supplement. Already formulated but not yet launched.

The merger results in a public company with a broad product line targeted for male and female health indications.

The Female Health Company will be operated as a separate unit within the merged company focusing on female pharmaceutical and consumer health products.

Mitchell Steiner, M.D., currently President and CEO of Aspen Park Pharmaceuticals, will be the President and CEO of the NewCo. Dr. Steiner will bring an experienced excellent management team to NewCo. O.B. Parrish will retire as Chairman and CEO of The Female Health Company but will assist in the transition and serve on the Board of Directors of NewCo.

Forward-Looking Statements

This communication contains forward-looking statements, including those regarding the proposed merger transaction between The Female Health Company (“FHC”) and Aspen Park Pharmaceuticals, Inc. (“APP”) and the integration of our two businesses. These statements are subject to known and unknown risks, uncertainties and assumptions, and if any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our actual results could differ materially from those expressed or implied by such statements. These risks and uncertainties include but are not limited to: the risk that the proposed transaction may not be completed in a timely manner or at all; the satisfaction of conditions to completing the transaction, including the ability to secure approval by FHC’s shareholders; risks that the proposed transaction could disrupt current plans and operations; costs, fees and expenses related to the proposed transaction; risks related to the development of APP’s product portfolio, including regulatory approvals and time to market; the risk that, even if it is completed, we may not realize the expected benefits from the transaction; and other risks described in FHC’s filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended September 30, 2015 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2015. These documents are available on the “SEC Filings” section of our website at http://fhcinvestor.com. All forward-looking statements are based on information available to us as of the date hereof, and FHC does not assume any obligation and does not intend to update any forward-looking statements, except as required by law.

Additional Information about the Proposed Transaction and Where You Can Find It

FHC plans to file a proxy statement with the SEC relating to a solicitation of proxies from its shareholders in connection with a special meeting of shareholders of FHC to be held for the purpose of voting on matters relating to the proposed transaction. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, FHC SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The proxy statement and other relevant materials, and any other documents filed by FHC with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders of FHC may obtain free copies of the documents filed with the SEC by contacting FHC’s Chief Financial Officer at (312) 595-9123, or by writing to Chief Financial Officer, The Female Health Company, 515 North State Street, Suite 2225, Chicago, Illinois 60654.

Interests of Certain Participants in the Solicitation

FHC and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of FHC in favor of the proposed transaction. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.